AQUA SOCIETY, INC.
Konrad – Adenauer Strasse 9-13
45699 Herten, Germany

July 30, 2010

THE UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E.,
Washington, DC 20549-4631

Attention: Jenn Do, Staff Accountant

Dear Sirs/Madams:

Re:	Aqua Society, Inc. (the “Company”)
	-	SEC File No. 000-50163
	-	Form 8-K, Item 4.01 Notice of Change of Auditors filed July 16, 2010

As requested in your comment letter dated July 19, 2010 (the “Comment Letter”), we hereby acknowledge as follows:

(a)	The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

(b)	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

(c)	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you for your assistance. Please call with any questions.

Very truly yours,

AQUA SOCIETY, INC.

/s/ Frank Iding
_____________________________
FRANK IDING
Chief Financial Officer and Treasurer